Exhibit 99.1

INFORMATION
FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105

FURNITURE BRANDS ACCELERATES STRATEGIC PLAN,

IMPLEMENTING INITIATIVES TO REDUCE COSTS, IMPROVE EFFICIENCIES

•	Expanding low-cost company-owned manufacturing in Asia
•	Consolidating and leveraging domestic manufacturing assets
•	Expediting exit from unprofitable retail locations
•	Revising 2008 guidance to reflect charges and unusually weak economic conditions
•	Increasing savings targets from strategic plan, maintaining strong balance sheet

St. Louis, Missouri, July 15, 2008 – Furniture Brands International (NYSE: FBN) today announced a number of initiatives to reduce ongoing costs and improve efficiencies in the face of unusually weak economic conditions. These initiatives represent an acceleration of several elements of the company’s strategic plan and will enhance long-term profitability and performance.

“Since last fall we have been implementing a strategic plan that touches the key elements of our business, and now we are accelerating the pace at which we bring that plan on-line. The need to drive efficiencies in our business has never been greater,” said Chairman and Chief Executive Officer Ralph P. Scozzafava. “Our strong balance sheet allows us to speed up our strategic transformation and better position Furniture Brands to weather a difficult economic environment.”

The acceleration of the strategic plan incorporates several initiatives that will reduce ongoing costs and improve the company’s operating efficiency. These and other initiatives include:

Expanding low-cost company-owned manufacturing capacity in Asia. The company has acquired property to increase fivefold the capacity of its Semarang, Indonesian case goods operations with capacity increasing in 2009 to full capacity in 2010. The Semarang facility has produced high-quality case goods for the company’s higher end businesses for more than a decade. The increased production is expected to come from currently outsourced production at some Asian contract manufacturers. This Indonesian manufacturing operation and the remaining Asian contract manufacturers will be managed by the newly opened FBN Asia office in Dongguan, China. The positive impact of both the FBN Asia operations and the Indonesian expansion will begin in 2009.

Consolidating and leveraging domestic manufacturing assets. Several of the company’s manufacturing plants in North Carolina and Mississippi will be consolidated and multiple shifts will be expanded and/or implemented at several facilities to leverage the existing workforce and provide greater resiliency to changing demand conditions. As the facilities are consolidated, world-class continuous improvement manufacturing methodologies will be instituted to enhance further efficiencies. These activities are expected to result in $9 million to $10 million in pre-tax charges with a cash impact of between $3 million and $5 million in 2008.

Expediting the exit from unprofitable retail locations. The company continues to address the earnings drain of Lane and Broyhill branded stores that it closed in late 2007 where it continues to hold lease obligations. Recording a higher lease obligation value due to weakened real estate market conditions and exiting these non-strategic locations will result in both pre-tax charges and a cash impact of between $13 million and $15 million. Most of the earnings impact will occur in the second quarter while the cash impact is expected to be in the third and fourth quarters when stores are exited.

Guidance revised to reflect company actions, economic conditions. Implementation of these initiatives, an increase in accounts receivable reserves of $11 million to $13 million in the second quarter of 2008, and severance costs of up to $4 million are expected to result in pre-tax charges of between $33 million and $42 million in 2008. The company also now anticipates net sales for fiscal 2008 of $1.75 billion to $1.80 billion. Incorporating the effects of the charges and the anticipated lower sales volumes, the company is revising its 2008 guidance to a GAAP net loss per share from continuing operations of $0.49 to $0.55. Charges related to these actions as well as factory downtime costs from the weak economy, rent expense from stores to be exited, and one-time advisory fees associated with the proxy contest and shared services implementations total $0.88 to $1.04 per share and are included in the revised guidance. The company anticipates realizing a 2008 effective tax rate of approximately 27 percent primarily due to the inability to recognize the benefits related to a portion of 2008 tax losses at the corporate level. After implementation, the company’s actions will address the issues of factory downtime and store rent expense through expanded and/or additional multiple shifts, capacity rationalization and store exits.

Increasing savings targets, maintaining strong balance sheet. ”We made the decision to take these actions to address weak economic conditions and to achieve the benefits of our plan sooner. We still expect that the company’s strategic plan will generate previously announced annualized costs savings of $40 million to $50 million when fully implemented in the first half of next year,” Mr. Scozzafava said. “The accelerated actions announced today are expected to increase that level of savings to a range of $55 million to $70 million on an ongoing basis and will provide greater resiliency to negative market conditions. We believe that the rapid pay-back periods on the incremental cash costs of all these actions supports the decision to move forward now,” Mr. Scozzafava said.

The company estimates the cash component of the initiatives will total between $16 million and $20 million and that the accelerated initiatives will generate an incremental $15 million to $20 million in ongoing annual run-rate savings once fully implemented. At June 30, 2008, the company’s cash balances totaled $131.8 million and long-term debt totaled $200.0 million. “Furniture Brands continues to manage one of the industry’s strongest balance sheets, and we believe that the financial flexibility we created in 2007 and continue to drive today will enable the company to deliver our strategic plan,” Mr. Scozzafava said.

“The changes we’re accelerating reflect the environment in which we are transforming Furniture Brands,” Mr. Scozzafava said. “We’re building capabilities while driving down our break-even point. We are choosing to be proactive and not to merely stand behind our strong balance sheet and wait for better times to remake Furniture Brands. We believe these are the right actions to take for our stockholders and will make Furniture Brands a much better company,” Mr. Scozzafava concluded.

The company will report second-quarter 2008 financial results after the close of trading on Wednesday, August 6. Management will also host an investor conference call on Thursday, August 7 at 7:30 am Central Daylight Time for prepared remarks followed by a question-and-

answer period. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under “Investor Info.” Access to the call and the release will be archived for one year.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,'' “believe,'' “positioned,'' “estimate,'' “project,'' “target,'' “continue,'' “intend,'' “expect,'' “future,'' “anticipates,'' and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Contact

Steve Rolls, Senior Vice President and Chief Financial Officer

John Hastings, Vice President – Communications

(314) 863-1100